Execution Version
SECOND AMENDMENT TO OFFICE LEASE (NET)
THIS SECOND AMENDMENT TO OFFICE LEASE (NET) (this “Second Amendment”) is dated as of May 26, 2023 (the “Effective Date”), by and between BETSY ROSS PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and SHOCKWAVE MEDICAL, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Office Lease (Net) dated as of December 13, 2019, as amended by that certain First Amendment to Office Lease (Net) dated as of September 27, 2021 (collectively, the “Lease”), with respect to certain premises located at 5353 Betsy Ross Drive, and 5403 Betsy Ross Drive, Santa Clara, California (collectively, the “Existing Buildings”) as more particularly described in the Lease, comprised of Eighty-Five Thousand Two Hundred (85,200) rentable square feet in total (the “Existing Premises”).
B.    Landlord and Tenant desire to amend the Lease in order to (i) expand the Existing Premises to include all of the space in the building adjacent to the Existing Premises located at 5303 Betsy Ross Drive, Santa Clara, California (the “5303 Building”, together with the Existing Buildings, the “Expanded Buildings”) consisting of approximately 35,000 rentable square feet, as more particularly shown on Exhibit A attached hereto and incorporated herein (the “Expansion Space”, together with the Existing Premises, the “Expanded Premises”), (ii) provide for the Base Rent applicable to the Expansion Space, (iii) provide for the construction of the “Expansion Space Tenant Improvements” (as such term is defined in that certain Expansion Space Work Letter (the “Expansion Space Work Letter”) attached hereto and incorporated herein as Exhibit B), and (iv) further amend, modify and supplement the Lease on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:
1.DEFINED TERMS. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease and capitalized terms defined herein shall be deemed to be included in the Lease.
2.EXPANSION SPACE.
(a)Landlord shall deliver to Tenant exclusive, vacant possession of the Expansion Space structurally sound, cleaned and, except for the Landlord FF&E (as defined below), free of debris, furniture, and equipment (unless otherwise agreed to by Tenant), with all fire protection, sprinkler, fire alarm water, sewer, restrooms, mechanical, electrical, plumbing, elevator and elevator systems and controls, and HVAC for the Building (excluding any supplemental AC units dedicated for a specific area in the Building) in good operating condition, with the roof water-tight, with all existing interior or exterior tenant signage removed and all damage caused by the installation and/or removal repaired and with all decommission obligations set forth in Section 2(b) below completed, on February 1, 2024 (the “Required Delivery Date”); provided, that, (i) in the event any of the foregoing is not in good operating condition as of the Required Delivery Date (each, a “Defect”), unless Landlord has scheduled to correct such Defect within thirty (30) days as of the Required Delivery Date, during the first six (6) months after the Expansion Space Commencement Date (as defined below), Tenant shall promptly notify Landlord in writing of such Defect after Tenant becomes aware of such Defect, with documentation reasonably demonstrating such Defect exists as of the Required Delivery Date and was not caused or exacerbated by Tenant in connection with its Expansion Space Tenant Improvements or otherwise, and (ii) in no event shall Landlord be responsible for any Defects caused or exacerbated by Tenant in connection with its Expansion Space Tenant Improvements or otherwise. In addition to the Existing Premises, effective as of the later of (i) the date Landlord delivers possession of the Expansion Space to Tenant in the required condition, and (ii) February 1, 2024 (such later date, the “Expansion Space Commencement Date”), and continuing for the duration of the Lease Term, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Expansion Space upon all of the terms of the Lease (as amended hereby). Effective on the Expansion Space Commencement Date, unless the context clearly indicates otherwise, (i) all references to the “Premises” contained in the Lease shall mean and refer to the entirety of the space in the Expanded Premises, which is approximately 120,200 rentable square feet, (ii) all references to the “Buildings” and “Property” contained in the Lease shall mean and refer to all three (3) buildings of the Expanded Buildings, (iii) all references to the “Building” contained in the Lease shall include, as applicable, the 5303 Building, and (iv) all references to the “Rent” contained in the Lease shall include without limitation the Base Rent and Additional Rent for the Expansion Space. Landlord and Tenant hereby acknowledge and agree that the stated amounts of the rentable square footages of the Expanded Premises are not representations or warranties of the exact number of rentable square feet therein but rather are only reasonable approximations that shall be conclusive and binding as between the parties. Once the Expansion Space Commencement Date is fixed, within ten (10) days following request by Landlord, Tenant shall execute and deliver to Landlord a certificate substantially in the form of Exhibit D to the Lease. Tenant shall have early access to the Expansion Space prior to the Expansion Space Commencement Date for the purpose of space planning and programming, which access shall be subject to the rights of any existing tenants or subtenants in the Expansion Space (including any requirements for notice and compliance with reasonable security and access protocols), and, if all existing tenants or subtenants have vacated the Expansion Space prior to the Expansion Space Commencement Date, such early access shall include the right to perform the Expansion Space Tenant Improvements. Any such early access shall be subject to all of the terms and conditions of the Lease except for the obligations to pay rent. Notwithstanding the foregoing, Landlord shall not be required to remove any Landlord-owned furniture and equipment that may be located in the Expansion Space (the “Landlord FF&E”) and such Landlord FF&E shall be deemed to be conveyed to Tenant as of the Expansion Space Commencement Date in its then “AS-IS” condition.
(b)No later than the Required Delivery Date, Landlord shall cause any existing tenant, subtenant or other occupant of the Expansion Space (collectively, the “Existing Occupants”) to surrender the Expansion Space to Landlord free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Expansion Premises or any Common Areas by any Existing Occupants or their respective agents, employees, contractors, subtenants or licensees (collectively, “Existing HazMat Operations”) and released of any license, clearance or other authorization of any kind required to enter into and restore the Expansion Premises issued by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (collectively referred to herein as “Hazardous Materials Clearances”) in the Expansion Space.
(c)Notwithstanding anything to the contrary herein or in the Lease, (i) if Landlord fails to deliver possession of the Expansion Space to Tenant in the required condition by the Required Delivery Date, then, in addition to Tenant’s other rights and remedies, the Expansion Abatement Period shall be extended by one (1) day for each day thereafter until the Expansion Space is delivered to Tenant in the required condition under Section 2(a) above, and

(ii) if Tenant elects to remove the Landlord FF&E, then, the Expansion Abatement Period (as defined below) shall be extended by fifteen (15) days.
(d)Tenant shall have the right, within nine (90) days after completion of the Expansion Space Tenant Improvements, to re-measure the Expansion Space in accordance with the BOMA Z65.1-2017 standards (the “BOMA Standard”) to determine the actual rentable square footage of the Expansion Space. In the event the re-measurement discloses that the actual rentable square footage of the Expansion Space as set forth above (i.e., 35,000 rentable square feet) is incorrect, Tenant shall provide Landlord with an architect’s certification of the actual rentable square footage of the Expansion Space for Landlord’s reasonable approval. In the event of any dispute by Landlord in connection with such measurement, Landlord may have its own architect measure the Expansion Space using the BOMA Standard and shall deliver such measurement to Tenant for Tenant’s reasonable approval. If the parties cannot agree on a measurement, they shall agree on the appointment of a third independent architect, whose measurement shall be binding on the parties. The parties shall each pay for their own architect and split the fees of the third independent architect, if any. Upon final determination of the size of the Expansion Space pursuant to the foregoing, Landlord and Tenant hereby agree to be bound by the actual leasable square feet of Expansion Space as determined by such re-measurement and shall execute an amendment to the Lease (i) reflecting the actual rentable square footage of the Expansion Space and (ii) adjusting the Base Rent for the Expansion Space based on the new rentable square footage of the Expansion Space. In the event of an adjustment, Tenant will pay any excess Base Rent owed to Landlord within thirty (30) days after receipt of a statement, or Tenant shall take a credit for any overpayment against the next Base Rent due under the Lease.
3. BASE RENT FOR EXPANSION SPACE. Notwithstanding anything to the contrary contained in the Lease, in addition to all other amounts due and payable by Tenant under the Lease, including, without limitation, Base Rent for the Existing Premises (which shall remain unchanged by this Second Amendment), Tenant shall, beginning on the Expansion Space Commencement Date (subject to the Expansion Abatement Period (as defined below)), pay in the manner specified in the Lease, Base Rent for the Expansion Space as follows during the applicable time periods:

Rent Period (Months of Initial Lease Term)	Monthly Base Rent	Monthly Base Rent per Rentable Square Foot
Expansion Space Commencement Date –12	$95,200.00	$2.72
13 –24	$98,000.00	$2.80
25 – 36	$100,800.00	$2.88
37 – 48	$103,950.00	$2.97
49 – 60	$107,100.00	$3.06
61-72	$110,250.00	$3.15
73-84	$113,400.00	$3.24
85-Expiration Date	$116,900.00	$3.34
Notwithstanding the foregoing, during the Expansion Abatement Period, the Base Rent for the Expansion Space shall be abated (the “Expansion Base Rent Abatement”). If Landlord terminates the Lease as a result of a Default by Tenant beyond applicable notice and cure periods, then, without limiting any other rights and remedies of Landlord, (1) any remaining portion of the Expansion Abatement Period as of the date of such Lease termination shall automatically be extinguished and (2) the then unamortized Expansion Base Rent Abatement to the date of such termination (amortized over the initial 92 months of the initial Lease Term for the Expansion Space), shall immediately become due and payable. For the purposes of the Lease, the “Expansion Abatement Period” shall be a period equal to one hundred and fifty-two (152) days from the Expansion Space Commencement Date.

4.TENANT’S PROPORTIONATE SHARE. Notwithstanding anything to the contrary contained in the Lease, beginning on the Expansion Space Commencement Date, Tenant’s Proportionate Share of Project Operating Costs shall be 100%.
5.AMOUNTS DUE UPON EXECUTION OF SECOND AMENDMENT. Upon execution and delivery of this Second Amendment, Tenant shall pay the monthly Base Rent in the amount of $95,200.00 to Landlord, which shall be applied to Base Rent becoming due from and after the expiration of the Expansion Abatement Period.
6.AMENDMENTS TO LEASE.
(a)The first sentence of Section 5.1 (Grant and Exercise of Option) of the Lease shall be deleted and replaced in its entirety with the following
“Landlord grants to Tenant, subject to the terms and conditions set forth in this Article two (2) options (each, the “Option”) to extend the Term as to Phase 1, Phase 2, 5303 Building or all of them for an additional term of sixty (60) months (“Option Term”) each, which Options shall be exercised, if at all, by written notice (“Option Notice”) to Landlord no earlier than twelve (12) months prior to the date the Term would expire but for such exercise but no later than nine (9) months prior to the date the Term would expire but for such exercise, time being of the essence for the giving of such notice.”

In addition, the reference to “Phase 1 or Phase 2” in clause (x) of the second sentence of Section 5.1 of the Lease is hereby deleted and replaced with “Phase 1, Phase 2 or the 5303 Building”.

(b)The definition of “Force Majeure” in Section 2.14 of the Lease is hereby modified by adding “pandemics and epidemics” thereto.
(c)Section 4.3 of the Lease is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following: “Landlord shall maintain records respecting Project Operating Costs and determine the same in accordance with generally accepted accounting principles, consistently applied.”
(d)Section 14.9 of the Lease is hereby amended by replacing references to “Phase 1 and Phase 2” therein with “any Expanded Buildings”.
7.Common Areas. Notwithstanding anything to the contrary in the Lease, so long as Tenant leases all of the Expanded Buildings, (i) Tenant shall have the exclusive right to use and control the Common Areas and all alterations, improvements and amenities located thereon, including, without limitation, all parking areas, (ii) and Landlord shall not prescribe any rules, regulations or restrictions affecting the Common Areas, agree to or amend any private covenants, conditions or restrictions encumbering the Project or perform any alterations, additions or changes to the Common Areas which materially interfere with Tenant’s use or enjoyment of the Premises or the Common Areas, or rights or access thereto, reduce Tenant’s parking rights or otherwise affect Tenant’s exclusive use and control of the Common Areas and all alterations, improvements and amenities located thereon and (iii) Tenant, rather than Landlord, shall perform Landlord’s repair and maintenance obligations with respect to the Common Areas under Section 10.1 of the Lease; provided, however, that Tenant shall have the right to cause Landlord to perform any capital repair or replacement required with respect to the Common Areas, in which Landlord shall perform such repair or replacement and the cost thereof shall be amortized and included in Project Operating Costs to the extent properly includable therein, other than in connection with the Expansion Space Tenant Improvements (in which event Tenant shall perform such repair or replacement and the cost of such repair or replacement shall be included in the Expansion Space Total Construction Costs).
8.Satellite Dishes/Communications Antennae. Notwithstanding anything to the contrary contained herein, subject to the terms and conditions hereinafter set forth, Landlord grants to Tenant, at no additional cost to Tenant (other than costs and expenses payable by Tenant as provided below in this Section 8), during the Term, the non-exclusive right to install commercially reasonably sized satellite dishes and/or commercially reasonably sized communications antennae relating to Tenant's business in the Expanded Premises on the roof of any Expanded Buildings in a location mutually agreed upon by Landlord and Tenant, with specifications provided by Tenant and approved by Landlord in its reasonable discretion, for receiving or transmitting signals and, except as otherwise provided, to connect such equipment through existing mechanical shafts or vertical riser paths to the Premises.
(a)Installation. If Tenant desires to exercise such right, Tenant shall give a written notice to that effect to Landlord (a "Satellite/Communications Antennae Notice"). The Satellite/Communications Antennae Notice shall specify in detail the requirements of the installation, all of which shall be subject to the approval of Landlord. Landlord shall not unreasonably withhold, condition or delay its approval provided that the use of the roof for such purposes shall (i) be subject to Landlord's reasonable supervision, (ii) not adversely affect the structural safety or integrity of any Building, (iii) maintain the roof water-tight, (iv) meet reasonable aesthetic and other standards of Landlord and Landlord's architect and (v) satisfy other conditions hereinafter set forth. Landlord and Tenant shall mutually agree upon an appropriate area for such installation ("Installation Area"). The right granted to Tenant under this Section 8 shall be subject to the following conditions precedent: (1) Landlord's architect (acting reasonably) shall approve of the location of the Installation Area and the appearance of those portions of the equipment to be visible to the public; (2) Landlord's structural engineer (acting reasonably) shall approve of the location of the Installation Area, the design and specifications of the equipment, the load caused on the roof of any Building by such equipment, and other structural requirements of the installation; (3) the installation must comply with the applicable requirements of any covenant, condition or restriction of record and any municipal, county, state, federal or other governmental ordinance, law, rule or regulation including, but not limited to zoning ordinances, and with all rules and regulations for the applicable Building, and cannot adversely affect any roof warranties held by Landlord; and (4) the installation and operation of such equipment shall not interfere with the safety or operations of the applicable Building or reduce or affect its structural integrity, and shall comply with the terms of the Lease.
(b)Maintenance and Repair. Tenant shall pay all costs and expenses of any kind related to the installation, operation, maintenance or removal of its communication equipment, including any reasonable architect's or engineering fees incurred by Landlord in connection with any reasonably required review by third-party architects or engineers (not to exceed $5,000 in the aggregate); provided that Tenant shall not be obligated to pay any rental or license fee on account of usage of the roof for such satellite dishes and/or antennae as contemplated by this Section 8. Tenant shall maintain all such equipment in good repair. Subject to the terms of this Lease, Tenant shall be responsible for any damage, loss or injury to the applicable Building or other property and for any injury to persons caused by installation, operation, maintenance or removal of such equipment. Upon the expiration or earlier termination of the Lease, Tenant shall, at its sole cost and expense, (i) remove the communication equipment and related cabling and wiring and restore that portion of the roof of the applicable Building and other portions of the Building where the communications equipment and related cabling and wiring was located to its condition existing prior to the installation thereof, ordinary wear and tear excepted, and (ii) repair any damage or destruction caused by such removal. Restoration and repair herein required to be performed by Tenant shall be completed under the reasonable supervision of Landlord or Landlord's representative. To the extent not expressly prohibited by law, and except to the extent resulting from the negligence or willful misconduct of Landlord, Tenant agrees to hold Landlord and its constituent members, and their agents, servants and employees, harmless and to indemnify each of them against claims and liabilities, including reasonable attorney's fees, for injuries to persons and damage to or theft, misappropriation or loss of property occurring in or about the applicable Building and arising out of the installation, maintenance, operation, removal or other use of the communications equipment installed hereunder.
(c)Assignability. All work performed by or on behalf of Tenant under this Section 8 shall comply and be performed in accordance with the terms and conditions described in Article 11 of the Lease and such work shall be deemed to be an Alteration. The satellite dishes/communications antennae and other rights of Tenant set forth in this Section 8 may not be assigned separate and apart from the Lease.
(d)Representation. Notwithstanding anything to the contrary contained herein or in the Lease, Landlord does not hereby represent that the roof area is suitable for Tenant's intended use or operation of the aforedescribed satellite dishes and/or communications antennae, nor shall Landlord be responsible to ensure the quality of, or ability to receive or transmit signals to or from, any such satellite dishes and/or communications antennae contemplated by this Section 8.

9.Signage. Section 28.1 of the Lease is hereby amended as follows:
(a)The first sentence of Section 28.1 is hereby deleted and replaced in its entirety with the following: “Subject to this Section 28.1, Tenant shall be entitled to the exclusive right to install, at its sole cost and expense, one (1) sign on the exterior of any or all of the Expanded Buildings identifying the name of Tenant (the “Signage”) in locations to be mutually agreed upon by Landlord and Tenant.”
(b)The sixth sentence of Section 28.1 is hereby deleted and replaced in its entirety with the following: “The rights to the Signage shall be personal to the Named Tenant, any Permitted Transferee, any assignee approved by Landlord pursuant to Article 14 above and/or any subtenant leasing the entire Expanded Premises (or all of any Expanded Building) approved by Landlord pursuant to Article 14 above, and may not be otherwise transferred.”
10.California Accessibility Disclosure. Pursuant to California Civil Code Section 1938(a), Landlord hereby discloses to Tenant that, as of the Effective Date, the Premises and the Project have not undergone inspection by a Certified Access Specialist (“CASp”). As a result, Landlord hereby provides the following notice (the “CASp Notice”) to Tenant as required by California Civil Code Section 1938(e):
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

11.BROKER. Tenant represents and warrants to Landlord that with the exception of HRS Commercial representing the Tenant solely (“Tenant’s Broker”), it has not engaged any other broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Second Amendment, and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. Tenant’s Broker shall be compensated by Landlord pursuant to the terms of separate express written agreements specifying the commission amounts and the terms of payment.
12.CONTINUING EFFECTIVENESS. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.
13.COUNTERPARTS. This Second Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document. Either party may execute this Second Amendment using electronic signature technology (i.e., via DocuSign or other electronic signature technology). Delivery of an executed counterpart of a signature page to this Second Amendment in Portable Document Format (.PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.
14.EXECUTION BY BOTH PARTIES. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Landlord and Tenant, and execution and delivery hereof.
15.AUTHORIZATION. Tenant hereby represents and warrants to Landlord that the individual executing this Second Amendment on Tenant’s behalf has full power and authority to bind Tenant to the terms hereof. Landlord represents and warrants that it has obtained the written approval of its lender to this Second Amendment. Landlord shall provide Tenant with a copy of such written approval concurrently with or prior to Landlord’s execution of this Second Amendment.
(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“LANDLORD” BETSY ROSS PROPERTY, LLC, a Delaware limited liability company By: /s/ Shaoyuan Wang Name: /s/ Shaoyuan Wang Title: /s/ President	“TENANT” SHOCKWAVE MEDICAL, INC., a Delaware corporation By: /s/ Daniel Puckett Name: /s/ Daniel Puckett Title: /s/ CFO

Signature Page to Second Amendment to Office Lease

EXHIBIT A

EXPANSION SPACE

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EXHIBIT B

EXPANSION SPACE WORK LETTER

This Exhibit sets forth the terms and conditions relating to construction of the initial tenant improvements in the Expansion Space. All references in this Exhibit to capitalized terms or “the Lease” shall mean the relevant portion of the Lease to which this Exhibit is attached and of which this Exhibit forms a part.
1.Definitions.
a.“Expansion Space Allowance” shall mean a one-time tenant improvement allowance for the Expansion Space in the amount of $1,312,500.
b.“Approved Working Drawings” shall have the meaning set forth in Exhibit B-1.
c.“Expansion Space Landlord Supervision Fee” shall mean one percent (1%) of the Expansion Space Allowance, which Expansion Space Landlord Supervision Fee shall be deducted from the Expansion Space Allowance.
d.“Expansion Space Tenant Improvements” shall mean the improvements to the Expansion Space as approved by Landlord in accordance with Exhibit B-1.
e.“Expansion Space Total Construction Costs” shall mean the entire cost of constructing the Expansion Space Tenant Improvements, including, but not limited to, space planning, programming, design development drawings, pricing drawings, interior design, preparation of the Approved Working Drawings, electrical, mechanical, plumbing and engineering drawings, permit costs, approval fees, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, construction administration, furniture, fixtures, equipment, cabling, the fees of any construction managers and the Expansion Space Landlord Supervision Fee, as the same may increase as a result of any change orders.
2.Allowances.
a.Tenant must request the Expansion Space Allowance and satisfy all conditions set forth in Section 2(d) below for such Expansion Space Allowance before the date that is thirty-six (36) months after the Expansion Space Commencement Date (subject to extension related to delays due to Force Majeure), or such Expansion Space Allowance shall be deemed forfeited with no further obligation by Landlord with respect thereto. All Expansion Space Tenant Improvements for which the Expansion Space Allowance has been made available shall be deemed Landlord’s property. Tenant shall not be entitled to use any portion of the Expansion Space Allowance for anything other than Expansion Space Total Construction Costs.
b.In no event shall Landlord be obligated to make disbursements with respect to the Expansion Space Tenant Improvements in an amount that exceeds the Expansion Space Allowance, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the Expansion Space Allowance. The Expansion Space Allowance shall not be disbursed to Tenant, but shall be applied by Landlord to the payment of the Expansion Space Total Construction Costs, if, as, and when the cost of the Expansion Space Tenant Improvements is actually incurred as set forth below.
Exhibit B-1, Page 1
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c.Landlord shall disburse the Expansion Space Allowance proceeds upon Tenant’s written application in two installments, as follows: one-half (1/2) within thirty (30) days of written certification by Landlord’s construction manager that the work for the Expansion Space Tenant Improvements is fifty percent (50%) complete, and the balance within thirty (30) days of receipt by Landlord of lien waivers and a final certificate of occupancy for the Expansion Space. It shall be a condition to the obligation of Landlord to make such disbursements that Tenant shall have provided Landlord with appropriate requests for payment, invoices, contractors’ affidavits and sworn statements, contractors’ and subcontractors’ lien waivers, and other documents as may be reasonably required by Landlord to demonstrate the correctness of the amount requested by Tenant.
d.In addition, within thirty (30) days after Tenant’s request, Landlord shall reimburse Tenant for its reasonable, actual out-of-pocket costs of removing any Landlord FF&E from the Expansion Space. Tenant shall obtain two (2) bids for such removal work for Landlord’s prior approval (not to be unreasonably withheld or delayed) prior to proceeding therewith.
3.Miscellaneous.
a.Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.
4.Compliance with Laws. Tenant shall construct the Expansion Space Tenant Improvements in compliance with all applicable Laws (including the ADA and Title 24), including performing any alterations to other portions of the 5303 Building or Project necessitated by the Expansion Space Tenant Improvements, and all costs incurred for such compliance work shall be included in the Expansion Space Total Construction Costs.
Exhibit B-1, Page 2
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EXHIBIT B-1 — EXPANSION SPACE TENANT IMPROVEMENT WORK
1.Approval of Expansion Space Tenant Improvements; Preparation of Working Drawings.
a.Tenant shall retain an architect/space planner approved by Landlord (“Architect”) to prepare the construction drawings for the Expansion Space Tenant Improvements. Tenant shall retain the engineering consultant approved by Landlord (“Engineer”) to prepare all plans and engineering working drawings related to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work to the extent necessary for the Expansion Space Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineer hereunder shall be known collectively as the “Working Drawings.” All Working Drawings shall comply with the drawing format and specifications as determined by Landlord. It shall be the responsibility of Tenant and Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans.
b.Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Space, and the final architectural working drawings in a form that is sufficient to allow contractors to bid on the work and to obtain all applicable permits (collectively, “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Landlord shall notify Tenant whether it approves or disapproves of the submitted Final Working Drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord disapproves of such Final Working Drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval and the changes required to obtain Landlord’s approval. Tenant shall revise such Final Working Drawings to address Landlord’s objections and submit the revised Final Working Drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves or disapproves of the revised Final Working Drawings within five (5) Business Days after its receipt thereof. If Landlord again disapproves of such Final Working Drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval and the foregoing revision process shall be repeated until Landlord approves the revised Final Working Drawings. If Landlord fails to approve or disapprove of any Final Working Drawings within such five (5) Business Day period, Landlord shall be deemed to have approved such Final Working Drawings.
c.Landlord must have approved the Final Working Drawings (“Approved Working Drawings”) for the Expansion Space Tenant Improvements prior to the commencement of the construction of the Expansion Space Tenant Improvements. Tenant shall reimburse Landlord for its reasonable out-of-pocket cost and expense, if any, of third-party experts Landlord may require to review any and all the Working Drawings.
2.Permits. Upon receipt of Landlord’s approval of the Approved Working Drawings, Tenant shall submit such Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary for the Expansion Space Tenant Improvements (“Permits”). Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and the obtaining of the same shall be Tenant’s responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permits.
3.Construction. Tenant shall retain contractors, on behalf of Tenant, to construct the Expansion Space Tenant Improvements in accordance with the Approved Working
Exhibit B-1
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Drawings. Tenant shall notify Landlord upon completion of the Expansion Space Tenant Improvements, and shall, at its expense, obtain and deliver to Landlord a certificate of occupancy or other final governmental sign-off of the Expansion Space Tenant Improvements from the appropriate governmental authority for the Expansion Space.
4.Time Deadlines. Tenant and Landlord shall meet upon reasonable request to discuss Tenant’s progress in connection with the construction of the Expansion Space Tenant Improvements.
5.Landlord Delay. The term “Landlord Delay” shall mean (i) the failure of Landlord to provide any responses required of Landlord within the time periods set forth in this Exhibit B-1 or (ii) any actual delay in the completion of the Expansion Space Tenant Improvements to the extent caused by the correction of any Defect that Tenant has identified to Landlord in accordance with Section 2 of the Second Amendment; provided, however, (1) a Landlord Delay shall not include any of the foregoing delays to the extent caused by the acts, omissions, or misconduct of Tenant or any Tenant Related Party, and (2) no Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice that an act or omission on the part of Landlord is about to occur or has occurred which will cause a delay in the completion of the Expansion Space Tenant Improvements and Landlord has failed to cure such delay within one (1) Business Day after Landlord’s receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay. Tenant shall be entitled to one (1) day of Base Rent abatement for each day of Landlord Delay; provided, that such abatement attributable to all Landlord Delays identified in clause (ii) of the definition thereof shall not exceed two (2) months in the aggregate.
6.Additional Provisions Regarding the Performance of the Tenant Improvements.
a.Concurrently with Tenant’s submittal of the Working Drawings, Tenant shall submit (A) the names and addresses of Tenant’s proposed contractors (and said contractors’ subcontractors) and materialmen providing specialty materials to be engaged by Tenant for the Expansion Space Tenant Improvements (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”); and (B) certificates of insurance, evidencing the insurance required under this Exhibit B-1. Landlord’s review and approval of any plans and specifications for the Expansion Space Tenant Improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws.
b.All Expansion Space Tenant Improvements shall be (a) performed under a valid permit when required, a copy of which shall be furnished to Landlord before commencement of construction, (b) performed in a good and workmanlike manner using only new, first class materials and Tenant shall obtain standard contractors’ warranties against defects in materials and workmanship; (c) performed in compliance with all applicable Laws, all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters), the National Electrical Code, manufacturer’s specifications and Landlord’s construction rules and regulations attached to the Lease as Exhibit E-2 (the “Construction Rules”); (d) performed in such manner as not to unreasonably obstruct access to the Project or the Common Areas or the conduct of business by Landlord or other tenants in the Project; (e) diligently prosecuted to completion; (f) performed in compliance with USGBC indoor air quality standards and waste management specifications, and (g) performed by Tenant’s Contractors that are approved by Landlord.
Tenant agrees to (1) carry (or cause its general contractor to carry) Causes of Loss-Special Form Builder’s Risk or Installation Floater insurance with a limit of not less than the total cost of the
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Expansion Space Tenant Improvements, in such form and including such terms, conditions and deductibles as are acceptable to Landlord in its sole but reasonable discretion, covering the construction of such Expansion Space Tenant Improvements, and (2) cause all of Tenant’s Contractors to agree, in their construction contracts with Tenant, to meet all of the insurance requirements applicable to Tenant pursuant to Article 18 of the Lease (including providing the certificates of insurance required thereunder). Promptly after completion of the Expansion Space Tenant Improvements, Tenant shall deliver to Landlord “as-built” plans and specifications (including all working drawings) for the Expansion Space Tenant Improvements.

Landlord shall have the right to inspect the construction of the Expansion Space Tenant Improvements; however, Landlord’s failure to inspect any portion of the Expansion Space Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights under this Exhibit B-1, nor shall Landlord’s inspection of any portion of the Expansion Space Tenant Improvements constitute Landlord’s approval thereof. If, as a result of Landlord’s inspection, Landlord determines any portion of the construction of the Expansion Space Tenant Improvements has been performed in violation of this Exhibit B-1, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.

c.The Expansion Space Tenant Improvements shall be and remain a part of the Premises, shall be the property of Landlord, and shall not be removed by Tenant, unless: (i) such removal is necessary to ensure that the Premises and the 5303 Building comply with applicable code at the time of surrender, including but not limited to removal of wires located in risers and plenums without raceways or conduits; (ii) if Tenant, as part of its request for Landlord’s approval of the Working Drawings or Final Working Drawings with respect to any Expansion Space Tenant Improvements (“TI Approval Request”); requested Landlord’s determination as to whether Landlord will require Tenant to remove such Expansion Space Tenant Improvements upon the expiration or earlier termination of the Lease and, in response to such request, Landlord required removal of such Expansion Space Tenant Improvements at the time of Landlord’s approval; or (iii) if Tenant does not request Landlord’s designation as to whether Landlord will require Tenant to remove such Expansion Space Tenant Improvements upon the expiration or earlier termination of the Lease as part of its TI Approval Request, and Landlord notified Tenant in writing that removal would be required at least ninety (90) days prior to the Expiration Date (however, if the Lease terminates prior to the Expiration Date, such ninety (90) day period shall not apply). In each of the foregoing circumstances, Tenant shall perform such removal and repair any damage caused thereby at Tenant’s sole cost and expense prior to the expiration or earlier termination of the Lease.
d.Notwithstanding the foregoing, (1) Tenant shall have no obligation to remove any of the improvements existing in the Expansion Space as of the date of this Second Amendment, and (2) Landlord may only require Tenant to remove Expansion Space Tenant Improvements that are not customary general office improvements (which shall include, without limitation, private bathrooms and/or showers, fitness center, all equipment in any server room (including, without limitation, raised flooring, racking, wiring and cabling), fish tanks, supplemental HVAC units, vaults, internal stairwells, rolling file systems, space converted to lab space or other non-office uses, overhead roll-up doors and/or additional single or double-door exterior entrances (to the extent removal of an exterior door is required hereunder, Tenant shall restore the wall affected by such removal to the prior condition)). Except with respect to the restoration of any walls in connection with the removal of exterior doors, as indicated above, Tenant shall only be required to remove the improvements as requested by Landlord in accordance with this Section and repair damages caused by such removal. Both Landlord and Tenant acknowledge that all interior walls (including electrical, telephone cabling, and other lines therein, but excluding Telecom Wiring install by or on behalf of Tenant (which shall be
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removed as set forth in Article 24 of the Lease)), interior doors, wall and floor finishes and trim, and general duct-work (as opposed to duct-work related to Tenant’s special systems) installed or modified by Tenant as depicted in the Approved Working Drawings constitute (without limitation) general office improvements.
e.Tenant shall cause each of Tenant’s contractors to agree, in their construction contracts with Tenant, to satisfy and release (by bond or otherwise) any mechanic’s or materialman’s liens filed against the Project by any of the subcontractors engaged by such contractor within ten (10) days of such filing. Upon completion of the Expansion Space Tenant Improvements, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be required by Landlord, Landlord’s title insurance company and any Mortgagee, from all parties performing labor or supplying materials or services in connection with the Expansion Space Tenant Improvements showing that all of said parties have been compensated in full. Before commencement of the Expansion Space Tenant Improvements, Tenant shall notify Landlord of the proposed date of commencement of the Expansion Space Tenant Improvements, and shall prepare and deliver to Landlord for Landlord’s signature a notice of non-responsibility and allow Landlord no less than seven (7) days to record and post the same. Additionally, if Tenant fails to make any payment relating to the Expansion Space Tenant Improvements, Landlord, at its option, may complete the Expansion Space Tenant Improvements and/or make such payment and Tenant shall reimburse Landlord for all costs incurred therefor within five (5) days of Landlord’s demand.
f.Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, any Building or the Project due to work performed by or on behalf of Tenant. In case any such lien shall be filed, Tenant shall satisfy and release such lien of record within twenty (20) days (or such shorter period as may be required by any Mortgagee) after the earlier to occur of (a) receipt of notice thereof from Landlord; or (b) Tenant’s actual knowledge or notice of such lien filing. If Tenant shall fail to have such lien satisfied and released of record as provided herein, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall reimburse Landlord on demand for such amount together with any other reasonable costs of Landlord, including, without limitation, reasonable attorneys’ fees and/or Landlord shall have the right to deduct such costs from the Expansion Space Allowance. Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant, at its sole cost and expense, bonds the lien, or transfers the lien from the Property to a bond, thereby freeing the Property from any claim of lien. Notwithstanding any such contest or title insurance, Tenant shall pay any such claim in full within five (5) days following the entry of an unstayed judgment or order of sale. All materialmen, contractors, artisans, mechanics, laborers and any other person now or thereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to Premises or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished to or to be furnished to Tenant upon credit and that no mechanic’s lien or any other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Premises or the Project, or any portion thereof. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of nonresponsibility or any other notices that Landlord deems necessary for the protection of Landlord’s interest in the Premises, any Building
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or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.
g.Notwithstanding anything to the contrary in this Lease, from time to time during the Lease Term Tenant shall have the right to cause all or any of the existing HVAC units serving the 5303 Building to be replaced, whether as part of the Expansion Space Tenant Improvements or as an Alteration under the Lease (the “HVAC Replacement Work”). If Tenant performs any HVAC Replacement Work other than in connection with the Expansion Space Tenant Improvements (in which event the cost of such HVAC Replacement Work shall be included in the Expansion Space Total Construction Costs), Tenant shall have the right to submit to Landlord an invoice for Landlord’s portion of the actual, out-of-pocket costs incurred by Tenant in connection therewith as determined pursuant to this paragraph (the “HVAC Replacement Costs”), and, subject the provisions of this paragraph, Landlord shall reimburse Tenant for such HVAC Replacement Costs within sixty (60) days of Landlord’s receipt of such invoice. The HVAC Replacement Costs shall be amortized over the useful life of such replacement (as Landlord shall reasonably determine in accordance with generally accepted accounting practices) and Landlord and Tenant shall proportionately share the cost of such replacement, with Tenant’s share based on the proportion that the number of months left in the Term bears to the number of months in the useful life of such replacement; however, any such calculation shall not include any available extension terms, unless Tenant validly exercises any available extension option, in which case Tenant’s share shall be recalculated upon Tenant’s exercise of any such option (or, if Tenant does not have any available extension terms and this Lease is renewed or extended by mutual agreement of the parties, upon Landlord and Tenant agreeing in writing to an extension of this Lease beyond the then-current Term) and Tenant shall pay to Landlord the difference between Tenant’s share as recalculated and Tenant’s share as originally calculated. If the Lease is terminated due to a casualty, condemnation or Landlord default, then Tenant’s share shall be recalculated upon such earlier termination of the Lease and Landlord shall reimburse Tenant the difference between Tenant’s share as recalculated and Tenant’s share as originally calculated.

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